Exhibit 10.2(q)

ECHELON CORPORATION

1997 STOCK PLAN

STOCK OPTION AGREEMENT

By executing the Grant Acceptance process and using the services on this Morgan Stanley Smith Barney Benefit Access® website, you, the Optionee (“Optionee”) and Echelon Corporation (the “Company”) agree that this Award is granted under and governed by the terms and conditions of Company’s 1997 Stock Plan (the “Plan”) and the Terms and Conditions of the Stock Option Agreement (the “Agreement”), which may be amended or modified from time to time. Optionee has reviewed the Plan and this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Award and fully understands provisions of the Plan and this Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Agreement. Optionee further agrees to promptly notify the Company upon any change in the Optionee’s residence address.

The Company hereby grants you, the optionee, a stock option (the “Option”) under the Plan, to exercise in exchange for a payment from the Company pursuant to this Option Agreement. However, as provided in the Agreement, this Option may expire earlier than the Expiration Date.

Unless otherwise defined herein, the terms defined in the 1997 Stock Plan shall have the same defined meanings in this Option Agreement.

I. AGREEMENT

1 Grant of Option. The Plan Administrator of the Company hereby grants to the Optionee named in the Grant Summary (the “Optionee”) an option (the “Option”) to purchase the number of Shares, as set forth in the Grant Summary, at the exercise price per share set forth in the Grant Summary (the “Exercise Price”), subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 16(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

If designated in the Grant Summary as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an Incentive Stock Option, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it shall be treated as a Nonstatutory Stock Option (“NSO”).

2 Vesting Schedule:

This Option may be exercised, in whole or in part, in accordance with the following schedule:

25% of the Shares subject to the Option shall vest on each annual anniversary of the date of grant subject to the Optionee continuing to be a Service Provider on such dates.

(a)	Notwithstanding anything in this paragraph 2 to the contrary, and except as otherwise provided by the Administrator, vesting of the Option will be suspended during any unpaid leave of absence other than military leave and will resume on the date the Employee returns to work on a regular schedule as determined by the Company; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Option at any time, subject to the terms of the Plan. If so accelerated, such Option (or the portion thereof) will be considered as having vested as of the date specified by the Administrator.

(b)	Further, and notwithstanding the foregoing, upon Employee’s “Involuntary Termination” (as defined below) within twelve (12) months following a “Change of Control Merger” (as defined in the Plan), 100% of the outstanding and unvested portion of the Option awarded by this Agreement will vest in full and, to the extent applicable, all performance goals or other vesting criteria to which the Option is subject will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

(c)	For purposes of this Agreement, “Involuntary Termination” shall mean, without Employee’s express written consent: (i) a significant reduction of the Employee’s duties, authority or responsibilities, relative to the Employee’s duties, authority or responsibilities as in effect immediately prior to the Change of Control Merger; (ii) a material reduction in the total cash compensation of the Employee as in effect immediately prior to the Change of Control Merger; (iii) the relocation of the Employee to a facility or a location more than thirty (30) miles from the Employee’s then present location, without the Employee’s express written consent; or (iv) any purported termination of the Employee which is not effected for “Disability” or for “Cause” (each as defined in the Plan), or any purported termination for which the grounds relied upon are not valid.

3 Termination Period:

This Option may be exercised for thirty (30) days after Optionee ceases to be a Service Provider. Upon the death or Disability of the Optionee, this Option may be exercised for twelve (12) months after Optionee ceases to be a Service Provider. In no event shall this Option be exercised later than the Term/Expiration Date as provided in the Grant Summary.

4 Exercise of Option.

(a) Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in Section 2 and the applicable provisions of the Plan and this Option Agreement, subject to the Optionee’s remaining a Service Provider on each vesting date.

(b) Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit A (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be completed by the Optionee and delivered to the Chief Financial Officer of the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

5 Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a) cash; or

(b) check; or

(c) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan.

6 Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

7 Term of Option. This Option may be exercised only within the term set out in the Grant Summary, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

8 Tax Consequences. Some of the federal tax consequences relating to this Option, as of the date of this Option, are set forth below. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a) Exercising the Option.

(i) Nonstatutory Stock Option. The Optionee may incur regular federal income tax liability upon exercise of a NSO. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Exercised Shares on the date of exercise over their aggregate Exercise Price. If the Optionee is an Employee or a former Employee, the Company will be required to withhold from his or her compensation or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(ii) Incentive Stock Option. If this Option qualifies as an ISO, the Optionee will have no regular federal income tax liability upon its exercise, although the excess, if any, of the Fair Market Value of the Exercised Shares on the date of exercise over their aggregate Exercise Price will be treated as an adjustment to alternative minimum taxable income for federal tax purposes and may subject the Optionee to alternative minimum tax in the year of exercise. In the event that the Optionee ceases to be an Employee but remains a Service Provider, any Incentive Stock Option of the Optionee that remains unexercised shall cease to qualify as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option on the date three (3) months and one (1) day following such change of status.

(b) Disposition of Shares.

(i) NSO. If the Optionee holds NSO Shares for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

(ii) ISO. If the Optionee holds ISO Shares for at least one year after exercise and two years after the grant date, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes. If the Optionee disposes of ISO Shares within one year after exercise or two years after the grant date, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the excess, if any, of the lesser of (A) the difference between the Fair Market Value of the Shares acquired on the date of exercise and the aggregate Exercise Price, or (B) the difference between the sale price of such Shares and the aggregate Exercise Price. Any additional gain will be taxed as capital gain, short-term or long-term depending on the period that the ISO Shares were held.

(c) Notice of Disqualifying Disposition of ISO Shares. If the Optionee sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, the Optionee shall immediately notify the Company in writing of such disposition. The Optionee agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out of the current earnings paid to the Optionee.

9 Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

10 Section 409A. Under Section 409A of the Internal Revenue Code of 1986, as amended, an Option that vests after December 31, 2004, that was granted with a per share Grant Price that is determined by the Internal Revenue Service (the “IRS”) to be less than the fair market value of a share of common stock on the date of grant (a “discount Option”) may be considered “deferred compensation.” An Option that is a “discount Option” may result in (i) income recognition by the Optionee prior to the exercise of the Option, (ii) an additional twenty percent (20%) tax, and (iii) potential penalty and interest charges. The Optionee acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share Grant Price of this Option equals or exceeds the Fair Market Value of a Share on the date of grant in a later examination. The Optionee agrees that if the IRS determines that this Option was granted with a per Share Grant Price that was less than the Fair Market Value of a Share on the date of grant, the Employee will be solely responsible for the Employee’s costs related to such a determination.

11 NO GUARANTEE OF CONTINUED SERVICE. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.